EXHIBIT 99.44

Media Contact:
Fred J. Fleischner

Executive Director –

Corporate Communications

(918) 669.3086

FOR IMMEDIATE RELEASE

Dollar Thrifty Announces Executive Changes

TULSA, OKLAHOMA, February 7, 2008: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG), parent company of the Dollar Rent A Car and Thrifty Car Rental brands, today announced the following executive changes.

John J. Foley has been promoted to Senior Executive Vice President and Chief Operating Officer. In his new role as COO, Foley will be responsible for Corporate Operations, Revenue Management and Fleet Planning.

In addition, R. Scott Anderson has been promoted to Senior Executive Vice President and Chief Marketing Officer. As CMO, Anderson will be responsible for Revenue Growth, Sales & Marketing, Franchising, and all Distribution Channels.

Steven B. Hildebrand, Senior Executive Vice President and Chief Financial Officer, has announced his retirement effective March 31, 2008, following a successful 20-year career with the Company. Hildebrand will be available to DTG on a consulting basis beginning April 1, 2008 for a 90-day period. The Company currently has a search underway for a new Chief Financial Officer to succeed Hildebrand.

Commenting on Hildebrand’s forthcoming retirement, Gary L. Paxton, President and CEO, said, “On behalf of our Company and all our associates, I want to thank Steve for the significant contributions he’s made to the Company’s success, and wish him the very best in any future endeavors.”

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have over 800 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. airport markets and in all of the top Canadian airport markets. The Company's more than 8,400 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit www.dtag.com